                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

Mello                                Joseph                            C.
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  (Last)                             (First)                         (Middle)

21250 Hawthorne Boulevard
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                                    (Street)

Torrance                              CA                             90503
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  (City)                             (State)                          (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

09/14/2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Total Renal Care Holdings, Inc. (TRL)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)


                            Chief Operating Officer
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6. If Amendment, Date of Original   (Month/Day/Year)

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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect
                                 Beneficially Owned              Direct (D) or             Beneficial Ownership
                                                                 Indirect (I)
   (Instr. 4)                    (Instr. 4)                      (Instr. 5)                (Instr. 5)
--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

--------------------------    ---------------------------      -----------------        -----------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
FORM 3 (continued)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr.4)                         cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------   ------------- --------------- -------------
 Options                           (1)    6/15/05   Common Stock             225,000   $5.4375            D
-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------
 (16b-3 plan; right to buy)
-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------
 Options                           (2)    6/16/05   Common Stock             225,000   $5.3125            D
-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------
 (16b-3 plan; right to buy)
-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  -------- ------------- --------------- -------------

Explanation of Responses:

(1) The indicated option vests at 25% per year such that 56,250 shares vest on each of the following dates: 6/15/2001; 6/15/2002; 6/15/2003; and
     6/15/2004.

(2) The indicated option vests at 25% per year such that 56,250 shares vest on each of the following dates: 6/16/2001; 6/16/2002; 6/16/2003; and
     6/16/2004.

**Intentional misstatements or omissions of fcats constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Joseph C. Mello                  9/22/00
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.